MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this 26th day of June, 2015, between Cornerstone Progressive Return Fund (the "Target Fund" or "CFP"), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and Cornerstone Strategic Value Fund, Inc. (the "Acquiring Fund" or "CLM"), a Maryland corporation and a registered investment company under the 1940 Act. CLM and CFP shall hereinafter be referred to as a "Fund" or the "Funds."

This Agreement contemplates a tax-free merger transaction which qualifies for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Funds agree as follows:

1.	DEFINITIONS

Certain capitalized terms used in this Agreement are specifically defined herein.

2.	BASIC TRANSACTION

2.1. THE MERGER. On and subject to the terms and conditions of this Agreement, the Target Fund will merge with and into the Acquiring Fund (the "Merger") at the Effective Date (as defined in Section 2.3 below) in accordance with the Maryland General Corporation Law ("MGCL") and the Delaware Statutory Trust Act (“DSTA”). CLM shall be the surviving investment company and CFP shall cease to exist as a separate entity.

Each share of CFP will be converted into shares of Common Stock of CLM in accordance with Section 5.01 below.

2.2. ACTIONS AT CLOSING. At the closing of the transactions contemplated by this Agreement on the date thereof (the "Closing Date"), (i) CFP will deliver to CLM the various certificates and documents referred to in Article 7 below, (ii) CLM will deliver to CFP the various certificates and documents referred to in Article 8 below, (iii) CLM will file with the State Department of Assessments and Taxation of Maryland (the "Department") articles of merger (the "Articles of Merger") and make all other filings or recordings required by Maryland law in connection with the Merger, and (iv) CFP will file a certificate of merger (the “Certificate of Merger”) in the office of the Secretary of State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger.

2.3. EFFECT OF MERGER. Subject to the requisite approvals of the shareholders of the Funds, and to the other terms and conditions described herein, the Merger shall become effective at such time as the Articles of Merger are accepted for record by the Department and the Certificate of Amendment is accepted for record by the State of Delaware, or at such later time as is specified in the Articles of Merger and Certificate of Amendment (the "Effective Date") and the separate corporate existence of CFP shall cease. As promptly as practicable after the Merger, CFP shall delist its shares from the NYSE MKT, LLC ("NYSE MKT") and its registration under the 1940 Act shall be terminated. Any reporting responsibility of CFP is, and shall remain, the responsibility of CFP up to and including the Effective Date.

3.	REPRESENTATIONS AND WARRANTIES OF CFP

CFP represents and warrants to CLM that the statements contained in this Article 3 are correct and complete in all material respects as of the execution of this Agreement on the date hereof. CFP represents and warrants to, and agrees with, CLM that:

3.1. ORGANIZATION. CFP is a statutory trust duly organized, validly existing under the laws of the State of Delaware and is in good standing with the State of Delaware, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.

3.2. REGISTRATIONS AND QUALIFICATIONS. CFP is duly registered under the 1940 Act as a closed-end, diversified management investment company, and such registration has not been revoked or rescinded and is in full force and effect. CFP has elected and qualified for the special tax treatment afforded regulated investment companies ("RIC") under Sections 851-855 of the Code at all times since its inception. CFP is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on CFP.

3.3. REGULATORY CONSENTS AND APPROVALS. No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by CFP of the transactions contemplated herein, except (i) such as have been obtained or applied for under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act"), and the 1940 Act, (ii) such as may be required by state securities laws, (iii) such as may be required under Maryland law for the acceptance for record of the Articles of Merger by the Department, and (iv) such as my be required under Delaware law for the acceptance for record of the Certificate of Merger by the Secretary of the State of Delaware

3.4. NONCONTRAVENTION. CFP is not, and the execution, delivery and performance of this Agreement by CFP will not result in, a violation of the laws of the State of Delaware or of the Declaration of Trust or the By-laws of CFP, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which CFP is a party or by which it is bound, and the execution, delivery and performance of this Agreement by CFP will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which CFP is a party or by which it is bound.

3.5. FINANCIAL STATEMENTS. CLM has been furnished with CFP's Annual Report of Shareholders, as of December 31, 2014, said financial statements having been examined by Tait, Weller & Baker, LLP, independent public auditors. These financial statements are in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and present fairly, in all material respects, the financial position of CFP as of such date in accordance with GAAP, and there are no known contingent liabilities of CFP required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

3.6. QUALIFICATION, CORPORATE POWER, AUTHORIZATION OF TRANSACTION. CFP has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Trustees, and, subject to shareholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.

3.7. LEGAL COMPLIANCE. No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending (in which service of process has been received) or to its knowledge threatened against CFP or any properties or assets held by it. CFP knows of no facts which might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

3.8. MATERIAL CONTRACTS. There are no material contracts outstanding to which CFP is a party that have not been disclosed in the N-14 Registration Statement (as defined in Section 3.12 below) or will not be otherwise disclosed to CLM prior to the Effective Date.

3.9. UNDISCLOSED LIABILITIES. There has not been any material adverse change in CFP's financial condition, assets, liabilities or business and CFP has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet in accordance with GAAP other than those shown on CFP's statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company, and those incurred in connection with the Merger. Prior to the Effective Date, CFP will advise CLM in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued. For purposes of this Section 3.9, a decline in net asset value per share of CFP due to declines in market values of securities in CFP's portfolio or the discharge of CFP liabilities will not constitute a material adverse change.

3.10. TAX FILINGS. All federal and other tax returns and information reports of CFP required by law to have been filed shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of CFP's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns. All tax liabilities of CFP have been adequately provided for on its books, and no tax deficiency or liability of CFP has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.

3.11. QUALIFICATION UNDER SUBCHAPTER M. For each taxable year of its operation (including the taxable year ending on the Effective Date), CFP has met the requirements of Subchapter M of the Code for qualification as a RIC and has elected to be treated as such, has been eligible to and has computed its federal income tax under Section 852 of the Code, and will have distributed substantially all of its investment company taxable income and net realized capital gain (as defined in the Code) that has accrued through the Effective Date.

3.12. FORM N-14. The registration statement to be filed by CLM on Form N-14 relating to CLM common stock to be issued pursuant to this Agreement, and any supplement or amendment thereto or to the documents therein, as amended (the "N-14 Registration Statement"), on the effective date of the N-14 Registration Statement, at the time of the shareholders' meetings referred to in Article 6 of this Agreement and at the Effective Date, insofar as it relates to CFP (i) shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 3.12 shall only apply to statements in, or omissions from, the N-14 Registration Statement made in reliance upon and in conformity with information furnished by CLM for use in the N-14 Registration Statement.

3.13. CAPITALIZATION.

(a) All issued and outstanding shares of CFP (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent as provided in Section 6.7. CFP does not have outstanding any options, warrants or other rights to subscribe for or purchase any of CFP shares, nor is there outstanding any security convertible into, or exchangeable for, any of CFP shares.

(b) CFP is authorized to issue an unlimited amount of shares of beneficial interest at no par value, all of which are classified as shares of beneficial interest and each outstanding share is fully paid, non-assessable and has full voting rights.

3.14. BOOKS AND RECORDS.

The books and records of CFP made available to CLM are substantially true and correct and contain no material misstatements or omissions with respect to the operations of CFP.

4.	REPRESENTATIONS AND WARRANTIES OF CLM

CLM represents and warrants to CFP that the statements contained in this Article 4 are correct and complete in all material respects as of the execution of this Agreement on the date hereof. CLM represents and warrants to, and agrees with, CFP that:

4.1. ORGANIZATION. CLM is a corporation duly organized, validly existing under the laws of the State of Maryland and is in good standing with the Department, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.

4.2. REGISTRATIONS AND QUALIFICATIONS. CLM is duly registered under the 1940 Act as a closed-end, diversified management investment company and such registration has not been revoked or rescinded and is in full force and effect. CLM has elected and qualified for the special tax treatment afforded RICs under Sections 851-855 of the Code at all times since its inception. CLM is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on CLM.

4.3. REGULATORY CONSENTS AND APPROVALS. No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by CLM of the transactions contemplated herein, except (i) such as have been obtained or applied for under the 1933 Act, the 1934 Act and the 1940 Act, (ii) such as may be required by state securities laws and (iii) such as may be required under Maryland law for the acceptance for record of the Articles of Merger by the Department.

4.4. NONCONTRAVENTION. CLM is not, and the execution, delivery and performance of this Agreement by CLM will not result, in violation of the laws of the State of Maryland or of the Articles of Incorporation or the By-laws of CLM, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which CLM is a party or by which it is bound, and the execution, delivery and performance of this Agreement by CLM will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which CLM is a party or by which it is bound.

4.5. FINANCIAL STATEMENTS. CFP has been furnished with CLM's Annual Report to Stockholders as of December 31, 2014, said financial statements having been examined by Tait, Weller & Baker, LLP, independent public auditors. These financial statements are in accordance with GAAP and present fairly, in all material respects, the financial position of CLM as of such date in accordance with GAAP, and there are no known contingent liabilities of CLM required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

4.6. QUALIFICATION, CORPORATE POWER, AUTHORIZATION OF TRANSACTION. CLM has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Directors, and, subject to shareholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.

4.7. LEGAL COMPLIANCE. No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against CLM or any properties or assets held by it. CLM knows of no facts which might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

4.8. MATERIAL CONTRACTS. There are no material contracts outstanding to which CLM is a party that have not been disclosed in the N-14 Registration Statement or will not be otherwise disclosed to CFP prior to the Effective Date.

4.9. UNDISCLOSED LIABILITIES. Since entering into this Agreement, there has not been any material adverse change in CLM's financial condition, assets, liabilities, or business and CLM has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet with GAAP other than those shown on CLM's statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company since 1989, and those incurred in connection with the Merger. Prior to the Effective Date, CLM will advise CFP in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued. For purposes of this Section 4.9, a decline in net asset value per share of CLM due to declines in market values of securities in CLM's portfolio or the discharge of CLM liabilities will not constitute a material adverse change.

4.10. TAX FILINGS. All federal and other tax returns and information reports of CLM required by law to have been filed shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of CLM's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns. All tax liabilities of CLM have been adequately provided for on its books, and no tax deficiency or liability of CLM has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.

 4.11. QUALIFICATION UNDER SUBCHAPTER M. For each taxable year of its operation, CLM has met the requirements of Subchapter M of the Code for qualification as a RIC and has elected to be treated as such, has been eligible to and has computed its federal income tax under Section 852 of the Code, and will have distributed substantially all of its investment company taxable income and net realized capital gain (as defined in the Code) that has accrued through the Effective Date.

4.12. FORM N-14. The N-14 Registration Statement, on the effective date of the N-14 Registration Statement, at the time of the shareholders' meetings referred to in Section 6 of this Agreement and at the Effective Date, insofar as it relates to CLM (i) shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4.12 shall not apply to statements in, or omissions from, the N-14 Registration Statement made in reliance upon and in conformity with information furnished by CFP for use in the N-14 Registration Statement.

4.13. CAPITALIZATION.

(a) All issued and outstanding shares of CLM (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent. CLM does not have outstanding any options, warrants or other rights to subscribe for or purchase any of CLM shares, nor is there outstanding any security convertible into, or exchangeable for, any of CLM shares.

(b) CLM is authorized to issue 100,000,000 shares of stock, par value $0.001 per share, all of which shares are classified as common stock and each outstanding share of which is fully paid, non-assessable and has full voting rights.

4.14. ISSUANCE OF STOCK.

(a) The offer and sale of the shares to be issued pursuant to this Agreement will be in compliance with all applicable federal and state securities laws.

(b) At or prior to the Effective Date, CLM will have obtained any and all regulatory, director and shareholder approvals necessary to issue CLM common stock.

4.16. BOOKS AND RECORDS. The books and records of CLM made available to CFP are substantially true and correct and contain no material misstatements or omissions with respect to the operations of CLM.

5.	CONVERSION TO CLM COMMON STOCK

5.1.	CONVERSION.

(a) Subject to the requisite approval of the shareholders of each Fund, and the other terms and conditions contained herein, at the Effective Date, each share of beneficial interest of CFP will be converted into an equivalent dollar amount of full and, to the extent possible as defined in (b) below, fractional shares of CLM common stock, based on the relative net asset value per share of each Fund at the Valuation Time. The Valuation Time shall be at the close of business on the Business Day preceding the Effective Date or such other time on that day when net asset value of the respective Fund would be computed in accordance with the usual and customary practices of such Fund. A Business Day is a day on which the NYSE MKT is open for trading. The Effective Date and the day preceding the Effective Date shall both be Business Days.

(b) Fractional shares of CLM will be issued to CFP stockholders that participate in CFP's Dividend Reinvestment Plan.

(c) CFP stockholders that do not participate in the CFP Dividend Reinvestment Plan will not receive fractional shares, rather, CLM's transfer agent will aggregate all fractional shares, sell the resulting full shares on the NYSE MKT at the then current market price and remit the proceeds to CFP's stockholders in proportion to their fractional shares.

5.2. COMPUTATION OF NET ASSET VALUE. The net asset value per share of each Fund shall be determined as of the Valuation Time, and no formula will be used to adjust the net asset value so determined of either of the Fund's to take into account differences in realized and unrealized gains and losses. The value of the assets of CFP to be transferred to CLM shall be determined by CLM pursuant to the principles and procedures consistently utilized by CLM in valuing its own assets and determining its own liabilities for purposes of the Merger, which principles and procedures are substantially similar to those employed by CFP when valuing its own assets and determining its own liabilities. Such valuation and determination shall be made by CLM in cooperation with CFP and shall be confirmed in writing by CLM to CFP. The net asset value per share of CLM common stock shall be determined in accordance with such procedures, and CLM shall certify the computations involved.

5.3. ISSUANCE OF CLM COMMON STOCK. Neither CLM nor CFP issue stock certificates. The shares of beneficial interest of CFP that will be converted into shares of common stock of CLM will be held in book-entry form, with a statement provided to each Shareholder indicating such book-entry shares held behalf of each Shareholder.

6.	COVENANTS OF THE FUNDS

6.1. SHAREHOLDERS' MEETINGS.

(a) Each Fund shall hold a meeting of its respective shareholders for the purpose of considering the Merger as described herein, which meeting has been called by each Fund for May 22, 2015, and any adjournments thereof.

(b) Each Fund agrees to mail to each of its respective shareholders of record entitled to vote at the meeting of shareholders at which action is to be considered regarding the Merger, in sufficient time to comply with requirements as to notice thereof, a combined Proxy Statement/Prospectus which complies in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

6.2. OPERATIONS IN THE NORMAL COURSE. Each Fund covenants to operate its business in the ordinary course between the date hereof and the Effective Date, it being understood that such ordinary course of business will include (i) the declaration and payment of customary dividends and other distributions and (ii) in the case of CFP, preparing for its deregistration, except that the distribution of dividends pursuant to Sections 7.10 and 8.9 of this Agreement shall not be deemed to constitute a breach of the provisions of this Section 6.2.

 6.3. STATE FILINGS.

(a) CLM agrees that, as soon as practicable after satisfaction of all conditions to the Merger, CLM will file executed Articles of Merger with the Department and make all other filings or recordings required by Maryland law in connection with the Merger.

(b) CFP agrees that, as soon as practicable after satisfaction of all conditions to the Merger, CFP will filed an executed Certificate of Merger in the office of the Secretary of the State of Delaware and make all other filings or records or recordings required by Delaware law in connection with the Merger.

6.4. REGULATORY FILINGS.

(a) CFP undertakes that, if the Merger is consummated, it will file, or cause its agents to file, an application pursuant to Section 8(f) of the 1940 Act for an order declaring that CFP has ceased to be a RIC.

(b) CLM will file the N-14 Registration Statement with the SEC and will use its best efforts to ensure that the N-14 Registration Statement becomes effective as promptly as practicable. CFP agrees to cooperate fully with CLM, and will furnish to CLM the information relating to itself to be set forth in the N-14 Registration Statement as required by the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations thereunder and the state securities or blue sky laws.

6.5. PRESERVATION OF ASSETS. CLM agrees that it has no plan or intention to sell or otherwise dispose of the assets of CFP to be acquired in the Merger, except for dispositions made in the ordinary course of business.

6.6. TAX MATTERS. Each Fund agrees that by the Effective Date all of its federal and other tax returns and reports required to be filed on or before such date shall have been filed and all taxes shown as due on said returns either have been paid or adequate liability reserves have been provided for the payment of such taxes. In connection with this covenant, the Funds agree to cooperate with each other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes. CLM agrees to retain for a period of ten (10) years following the Effective Date all returns, schedules and work papers and all material records or other documents relating to tax matters of CFP for its final taxable year and for all prior taxable periods. Any information obtained under this Section 6.6 shall be kept confidential except as otherwise may be necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding. After the Effective Date, CLM shall prepare, or cause its agents to prepare, any federal, state or local tax returns, including any Forms 1099, required to be filed and provided to required persons by CFP with respect to its final taxable years ending with the Effective Date and for any prior periods or taxable years for which the due date for such return has not passed as of the Effective Date and further shall cause such tax returns and Forms 1099 to be duly filed with the appropriate taxing authorities and provided to required persons. Notwithstanding the aforementioned provisions of this Section 6.6, any expenses incurred by CLM (other than for payment of taxes) in excess of any accrual for such expenses by CFP in connection with the preparation and filing of said tax returns and Forms 1099 after the Effective Date shall be borne by CLM.

6.7. SHAREHOLDER LIST. Prior to the Effective Date, CFP shall have made arrangements with its transfer agent to deliver to CLM, a list of the names and addresses of all of the shareholders of record of CFP on the Effective Date and the number of shares of common stock of CFP owned by each such shareholder, certified by CFP's transfer agent or President to the best of their knowledge and belief.

6.8. DELISTING, TERMINATION OF REGISTRATION AS AN INVESTMENT COMPANY. CFP agrees that the (i) delisting of the shares of CFP from the NYSE MKT and (ii) termination of its registration as a RIC will be effected in accordance with applicable law as soon as practicable following the Effective Date.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF CLM

The obligations of CLM hereunder shall be subject to the following conditions:

7.1. APPROVAL OF MERGER. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the shares of common stock of CLM issued and outstanding and entitled to vote thereon and the affirmative vote of the holders of a majority of the shares of beneficial interest of CFP issued and outstanding and entitled to vote thereon; and CFP shall have delivered to CLM a copy of the resolutions approving this Agreement adopted by its Board of Trustees and shareholders, certified by its secretary.

7.2. CERTIFICATES AND STATEMENTS BY CFP.

(a) CFP shall have furnished a statement of assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice President) and its Treasurer, and a certificate executed by both such officers, dated the Effective Date, certifying that there has been no material adverse change in its financial position since the Agreement was entered into, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.

(b) CFP shall have furnished to CLM a certificate signed by its President (or any Vice President), dated the Effective Date, certifying that as of the Effective Date, all representations and warranties made in this Agreement are true and correct in all material respects as if made at and as of such date and each has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.

(c) CFP shall have delivered to CLM a letter from Tait, Weller & Baker, LLP, dated the Effective Date, stating that such firm has performed a limited review of the federal, state and local income tax returns for the period ended December 31, 2014, and that based on such limited review, nothing came to their attention which caused them to believe that such returns did not properly reflect, in all material respects, the federal, state and local income taxes of CFP for the period covered thereby; and that for the period from December 31, 2014 to and including the Effective Date and for any taxable year ending upon the Effective Date, such firm has performed a limited review to ascertain the amount of such applicable federal, state and local taxes, and has determined that either such amount has been paid or reserves have been established for payment of such taxes, this review to be based on unaudited financial data; and that based on such limited review, nothing has come to their attention which caused them to believe that the taxes paid or reserves set aside for payment of such taxes were not adequate in all material respects for the satisfaction of federal, state and local taxes for the period from December 31, 2014, to and including the Effective Date and for any taxable year ending upon the Effective Date or that CFP would not continue to qualify as a RIC for federal income tax purposes.

7.3. ABSENCE OF LITIGATION. There shall be no material litigation pending with respect to the matters contemplated by this Agreement.

7.4. LEGAL OPINION. CLM shall have received an opinion from Blank Rome LLP, as counsel to CLM, dated the Effective Date, to the effect that for federal income tax purposes (i) the Merger as provided in this Agreement will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that CLM and CFP will each be deemed a "party" to a reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized to CFP as a result of the Merger or the conversion of CFP shares to CLM common stock; (iii) no gain or loss will be recognized to CLM as a result of the Merger; (iv) in accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized to the shareholders of CFP on the conversion of their shares into CLM common stock; (v) gain or loss may be recognized by any CFP stockholders that receive cash in lieu of fractional shares; (vi) the tax basis of CFP assets in the hands of CLM will be the same as the tax basis of such assets in the hands of CFP prior to the consummation of the Merger; (vii) immediately after the Merger, the tax basis of CLM common stock received by the shareholders of CFP in the Merger will be equal, in the aggregate, to the tax basis of the shares of CFP converted pursuant to the Merger; (viii) a shareholder's holding period for CLM common stock will be determined by including the period for which he or she held the common stock of CFP converted pursuant to the Merger, provided that such CFP shares were held as a capital asset; and (ix) CLM's holding period with respect to CFP assets transferred will include the period for which such assets were held by CFP.

7.5. AUDITOR'S CONSENT AND CERTIFICATION. CLM shall have received from Tait, Weller & Baker, LLP a letter dated as of the effective date of the N-14 Registration Statement and a similar letter dated within five days prior to the Effective Date, in form and substance satisfactory to CLM, to the effect that (i) they are independent public auditors with respect to CFP within the meaning of the 1933 Act and the applicable published rules and regulations thereunder; and (ii) in their opinion, the financial statements and supplementary information of CFP included or incorporated by reference in the N-14 Registration Statement and reported on by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder.

7.6. LIABILITIES. The assets or liabilities of CFP to be transferred to CLM shall not include any assets or liabilities which CLM, by reason of limitations in its Registration Statement or Articles of Incorporation, may not properly acquire or assume. CLM does not anticipate that there will be any such assets or liabilities but CLM will notify CFP if any do exist and will reimburse CFP for any reasonable transaction costs incurred by CFP for the liquidation of such assets and liabilities.

7.7. EFFECTIVENESS OF N-14 REGISTRATION STATEMENT. The N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of CLM, contemplated by the SEC.

7.8. ADMINISTRATIVE RULINGS, PROCEEDINGS. The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted or threatened to institute any proceeding seeking to enjoin consummation of the Merger under Section 25(c) of the 1940 Act; no other legal, administrative or other proceeding shall be instituted or threatened which would materially affect the financial condition of CFP or would prohibit the Merger.

7.9. SATISFACTION OF CORNERSTONE PROGRESSIVE RETURN FUND. All proceedings taken by CFP and its counsel in connection with the Merger and all documents incidental thereto shall be satisfactory in form and substance to CLM.

7.10. DIVIDENDS. Prior to the Effective Date, CFP shall have declared and paid a dividend or dividends which, together with all such previous dividends, shall have the effect of distributing to its shareholders substantially all of its net investment company taxable income that has accrued through the Effective Date, if any (computed without regard to any deduction of dividends paid), and substantially all of its net capital gain, if any, realized through the Effective Date.

7.11. CUSTODIAN'S CERTIFICATE. CFP's custodian shall have delivered to CLM a certificate identifying all of the assets of CFP held or maintained by such custodian as of the Valuation Time.

7.12. BOOKS AND RECORDS. CFP's transfer agent shall have provided to CLM (i) the originals or true copies of all of the records of CFP in the possession of such transfer agent as of the Exchange Date, (ii) a certificate setting forth the number of shares of CFP outstanding as of the Valuation Time, and (iii) the name and address of each holder of record of any shares and the number of shares held of record by each such shareholder.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CFP

The obligations of CFP hereunder shall be subject to the following conditions:

8.1. APPROVAL OF MERGER. This Agreement shall have been adopted, by the affirmative vote of the holders of a majority of the shares of beneficial interest of CFP issued and outstanding and entitled to vote thereon and the affirmative vote of the holders of a majority of the shares of common stock of CLM issued and outstanding and entitled to vote thereon; and that CLM shall have delivered to CFP a copy of the resolutions approving this Agreement adopted by its Board of Directors and shareholders, certified by its secretary.

8.2. CERTIFICATES AND STATEMENTS BY CLM.

(a) CLM shall have furnished a statement of assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice President) and its Treasurer, and a certificate executed by both such officers, dated the Effective Date, certifying that there has been no material adverse change in its financial position since the Agreement was entered into, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.

(b) CLM shall have furnished to CFP a certificate signed by its President (or any Vice President), dated the Effective Date, certifying that as of the Effective Date, all representations and warranties made in this Agreement are true and correct in all material respects as if made at and as of such date and each has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.

(c) CLM shall have delivered to CFP a letter from Tait, Weller & Baker, LLP, dated the Effective Date, stating that such firm has performed a limited review of the federal, state and local income tax returns for the period ended December 31, 2014, and that based on such limited review, nothing came to their attention which caused them to believe that such returns did not properly reflect, in all material respects, the federal, state and local income taxes of CLM for the period covered thereby; and that for the period from December 31, 2014 to and including the Effective Date, such firm has performed a limited review to ascertain the amount of such applicable federal, state and local taxes, and has determined that either such amount has been paid or reserves established for payment of such taxes, this review to be based on unaudited financial data; and that based on such limited review, nothing has come to their attention which caused them to believe that the taxes paid or reserves set aside for payment of such taxes were not adequate in all material respects for the satisfaction of federal, state and local taxes for the period from December 31, 2014, to and including the Effective Date or that CLM would not continue to qualify as a RIC for federal income tax purposes.

8.3. ABSENCE OF LITIGATION. There shall be no material litigation pending with respect to the matters contemplated by this Agreement.

8.4. LEGAL OPINION. CFP shall have received an opinion from Blank Rome LLP and dated the Effective Date, to the effect that for federal income tax purposes (i) the Merger as provided in this Agreement will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that CLM and CFP will each be deemed a "party" to a reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized to CFP as a result of the Merger or on the conversion of CFP shares to CLM common stock; (iii) no gain or loss will be recognized to CLM as a result of the Merger; (iv) no gain or loss will be recognized to the shareholders of CFP on the conversion of their shares into CLM common stock; (v) gain or loss may be recognized by any CFP stockholder that receives cash in lieu of fractional shares; (vi) the tax basis of CFP's assets in the hands of CLM will be the same as the tax basis of such assets in the hands of CFP prior to the consummation of the Merger; (vii) immediately after the Merger, the tax basis of CLM common stock received by the shareholders of CFP in the Merger will be equal, in the aggregate, to the tax basis of the shares of CFP converted pursuant to the Merger; (viii) a shareholder's holding period for CLM common stock will be determined by including the period for which he or she held the common stock of CFP converted pursuant to the Merger, provided, that such CFP shares were held as a capital asset; and (ix) CLM's holding period with respect to CFP assets transferred will include the period for which such assets were held by CFP.

8.5. AUDITOR'S CONSENT AND CERTIFICATION. CFP shall have received from Tait, Weller & Baker, LLP a letter dated as of the effective date of the N-14 Registration Statement and a similar letter dated within five days prior to the Effective Date, in form and substance satisfactory to CFP, to the effect that (i) they are independent public auditors with respect to CLM within the meaning of the 1933 Act and the applicable published rules and regulations thereunder; and (ii) in their opinion, the financial statements and supplementary information of CLM incorporated by reference in the N-14 Registration Statement and reported on by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder.

8.6. EFFECTIVENESS OF N-14 REGISTRATION STATEMENT. The N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of CFP, contemplated by the SEC.

8.7. REGULATORY FILINGS.

(a) The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted or threatened to institute any proceeding seeking to enjoin consummation of the Merger under Section 25(c) of the 1940 Act; no other legal, administrative or other proceeding shall be instituted or threatened which would materially affect the financial condition of CFP or would prohibit the Merger.

(b) CLM shall have received from any relevant state securities administrator such order or orders as are reasonably necessary or desirable under the 1933 Act, the 1934 Act, the 1940 Act, and any applicable state securities or blue sky laws in connection with the transactions contemplated hereby, and that all such orders shall be in full force and effect.

8.8. SATISFACTION OF CFP. All proceedings taken by CLM and its counsel in connection with the Merger and all documents incidental thereto shall be satisfactory in form and substance to CFP.

8.9. DIVIDENDS. Prior to the Effective Date, CLM shall have declared and paid a dividend or dividends which, together with all such previous dividends, shall have the effect of distributing to its shareholders substantially all of its net investment company taxable income that has accrued through the Effective Date, if any (computed without regard to any deduction of dividends paid), and substantially all of its net capital gain, if any, realized through the Effective Date.

9.	PAYMENT OF EXPENSES

9.1. ALLOCATION. All expenses incurred in connection with the Merger shall be allocated to the respective Fund which incurred the expense. Such expenses shall include, but not be limited to, all costs related to the preparation and distribution of the N-14 Registration Statement, proxy solicitation expenses, and SEC registration fees. Neither of the Funds owes any broker's or finder's fees in connection with the transactions provided for herein.

10.	COOPERATION FOLLOWING EFFECTIVE DATE

In case at any time after the Effective Date any further action is necessary to carry out the purposes of this Agreement, each Fund will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification as described below). CFP acknowledges and agrees that from and after the Effective Date, CLM shall be entitled to possession of all documents, books, records, agreements and financial data of any sort pertaining to CFP.

11.	INDEMNIFICATION

11.1. CFP. CLM agrees to indemnify and hold harmless CFP and each of CFP's trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which jointly and severally, CFP or any of its directors or officers may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by CLM of any of its representations, warranties, covenants or agreements set forth in this Agreement.

11.2. CLM. CFP agrees to indemnify and hold harmless CLM and each of CLM's directors and officers from and against any and all losses, claims, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which jointly and severally, CLM or any of its directors or officers may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by CFP of any of its representations, warranties, covenants or agreements set forth in this Agreement.

12.	TERMINATION, POSTPONEMENT AND WAIVERS

12.1. TERMINATION.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Merger abandoned at any time (whether before or after adoption by the shareholders of each Fund) prior to the Effective Date, or the Effective Date may be postponed by: (i) mutual agreement of the Funds' Board of Directors/Trustees; (ii) the Board of Directors of CLM if any of the obligations of CFP set forth in this Agreement has not been fulfilled or waived by such Board or if CFP has made a material and intentional misrepresentation herein or in connection herewith; or (iii) the Board of Trustees of CFP if any of the obligations of CLM set forth in this Agreement has not been fulfilled or waived by such Board or if CLM has made a material and intentional misrepresentation herein or in connection herewith.

(b) If the transaction contemplated by this Agreement shall not have been consummated by December 31, 2015, this Agreement automatically shall terminate on that date, unless a later date is mutually agreed to by the Boards of Directors/Trustees of each Fund.

(c) In the event of termination of this Agreement pursuant to the provisions hereof, the Agreement shall become void and have no further effect, and there shall not be any liability hereunder on the part of either Fund or their directors/trustees or officers, except for any such material breach or intentional misrepresentation, as to each of which all remedies at law or in equity of the party adversely affected shall survive.

12.2. WAIVER. At any time prior to the Effective Date, any of the terms or conditions of this Agreement may be waived by the Board of Directors/Trustees of either CFP or CLM (whichever is entitled to the benefit thereof), if, in the judgment of such Board after consultation with its counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the shareholders of their respective fund, on behalf of which such action is taken.

12.3. EXPIRATION OF REPRESENTATIONS AND WARRANTIES.

(a) The respective representations and warranties contained in Articles 3 and 4 of this Agreement shall expire with, and be terminated by, the consummation of the Merger, and neither Fund nor any of their officers, directors, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Effective Date. This provision shall not protect any officer, director, trustee, agent or shareholder of a Fund against any liability to the entity for which that officer, director, agent or shareholder so acts or to its shareholders to which that officer, director, trustee, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

(b) If any order or orders of the SEC with respect to this Agreement shall be issued prior to the Effective Date and shall impose any terms or conditions which are determined by action of the Boards of Directors/Trustees of a Fund to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the shareholders of a Fund, unless such terms and conditions shall result in a change in the method of computing the number of shares of CLM common stock to be issued pursuant to this Agreement, in which event, unless such terms and conditions shall have been included in the proxy solicitation materials furnished to the shareholders of the Fund prior to the meetings at which the Merger shall have been approved, this Agreement shall not be consummated and shall terminate unless the Funds call special meetings of shareholders at which such conditions so imposed shall be submitted for approval.

13.	MISCELLANEOUS

13.1. TRANSFER RESTRICTION. Pursuant to Rule 145 under the 1933 Act, and in connection with the issuance of any shares to any person who at the time of the Merger is, to its knowledge, an affiliate of a party to the Merger pursuant to Rule 145(c), CLM will cause to be affixed upon the certificate(s) issued to such person (if any) a legend as follows:

THESE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT TO CORNERSTONE PROGRESSIVE RETURN FUND (OR ITS STATUTORY SUCCESSOR) UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 OR (II) IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE FUND, SUCH REGISTRATION IS NOT REQUIRED.

and, further, that stop transfer instructions will be issued to CLM's transfer agent with respect to such shares. CFP will provide CLM on the Effective Date with the name of any CFP Shareholder who is to the knowledge of CFP an affiliate of it on such date.

13.2. MATERIAL PROVISIONS. All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each Fund, notwithstanding any investigation made by them or on their behalf.

13.3. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to CLM:

Ralph Bradshaw, President

Cornerstone Strategic Value Fund, Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

With copies to:

Thomas R. Westle, Esq.

Blank Rome LLP

405 Lexington Avenue, 24th Floor

New York, New York 10174

If to CFP:

Ralph Bradshaw, President

Cornerstone Progressive Return Fund

48 Wall Street, 22nd Floor

New York, New York 10005

With copies to:

Thomas R. Westle, Esq.

Blank Rome LLP

405 Lexington Avenue, 24th Floor

New York, New York 10174

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Fund notice in the manner herein set forth.

13.4. AMENDMENTS. This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of CFP and CLM; provided, however, that following the meeting of CFP and CLM shareholders to approve the Merger, no such amendment may have the effect of changing the provisions for determining the number of CLM shares to be issued to CFP shareholders under this Agreement to the detriment of such shareholders without their further approval.

13.5. HEADINGS. The Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.7. ENFORCEABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.8. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of a Fund and its respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than a Fund and its shareholders of the Funds and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.9. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of law.

IN WITNESS WHEREOF, each Fund has caused this Agreement to be executed by its President.

CORNERSTONE PROGRESSIVE RETURN FUND

By:	/s/ Ralph W. Bradshaw
Name:	Ralph W. Bradshaw
Title:	President

CORNERSTONE STRATEGIC VALUE FUND, INC.

By:	/s/ Ralph W. Bradshaw
Name:	Ralph W. Bradshaw
Title:	President